Exhibit 99.1

MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Tel 441-296-1274

MF Global Elects New Independent Board Member

Martin Glynn, Former CEO of HSBC Bank USA, Brings Significant Governance Experience

NEW YORK, NY – June 17, 2008 – MF Global (NYSE: MF), a leading broker of exchange-traded futures and options, today announced the election of Martin Glynn to its board of directors, effective June 16, 2008. MF Global’s board now consists of eight directors, five of whom are independent. Mr. Glynn will also serve as a member of the audit and compensation committees.

“Our board is further strengthened by Martin’s extensive international experience and well-deserved reputation as a leader in the financial services industry,” said Alison Carnwath, chairman of the board, MF Global. “His diverse experience on both public and community boards and his service as a public company CEO demonstrates his commitment to strong corporate governance, sound business practices and a uniquely global perspective.”

“Martin brings a unique understanding of the North American, Asian and European markets,” said Kevin Davis, chief executive officer of MF Global. “I look forward to working with him as we continue to expand our market leadership around the world’s major financial centers.”

Mr. Glynn, 56, was chief executive officer of HSBC Bank USA N.A. from 2003-2006 and chairman of HSBC Bank Canada from 2004-2006. His career at HSBC spans twenty-four years as he progressed through more senior executive positions in Canada and the United States. From 1999-2003, Mr. Glynn served as chief executive officer of HSBC Bank Canada in Vancouver, and he was group general manager of HSBC Holdings plc from 2001-2006.

Mr. Glynn has also served on a number of public and private boards including Husky Energy Inc. and Hathor Exploration Limited. He also has extensive non-profit board experience.

Concurrent with Mr. Glynn’s election to the board, Alison Carnwath has stepped down from the audit and compensation committees, focusing solely on her role as chairman.

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF), formerly Man Financial, is the leading broker of exchange-listed futures and options in the world. It provides execution and clearing services for exchange- traded and over-the counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 130,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages eight million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

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Contacts:

Media	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com
Media or Investors	Jeremy Skule, 212.319.1253, jskule@mfglobal.com